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                                                                      EXHIBIT 11

COMPUTATION OF LOSS PER COMMON SHARE



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
                                                                                     Year Ended
                                                                                  December 31, 1998
                                                                                  -----------------
Diluted net loss per share:

           Net loss to common shareholders                                          $  56,387,541

           Average number of shares outstanding                                        11,421,933

           Net effect of dilutive stock options-based on treasury stock method                N/A
                                                                                  -----------------

           total average shares                                                        11,421,933

           Fully dilutive net loss per share                                        $       (4.94)

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